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                                                                    Exhibit 10.1

                            ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT is made as of November 17, 2000, by and among Masterset Fastening Systems, Inc., an Indiana corporation ("Seller"), and Brian Berry ("Berry"), John E. Swiggard ("Swiggard"), Manzo Associates Inc., a New Jersey corporation ("Manzo"), and Leo V. Peterson ("Peterson" and, together with Berry, Swiggard and Manzo, the "Shareholders"), on the one hand, and Simpson Strong-Tie Company Inc., a California corporation ("Buyer"), on the other hand, with reference to the following facts:

        Seller is engaged in the business principally of developing, designing, manufacturing, marketing, distributing and selling powder actuated tooling products used in building construction. Buyer is engaged in the business principally of developing, designing, manufacturing, marketing, distributing and selling connectors, fasteners and other products used in the construction industry. Seller and the Shareholders desire to sell to Buyer and Buyer desires to purchase from Seller and the Shareholders substantially all of the assets of Seller and all Shareholder Patent Rights, as that term is defined in section 1.2 (such assets and the Shareholder Patent Rights being called, collectively, the "Assets"), as a going concern, although Seller will continue to be liable, and Buyer will not assume or otherwise have any liability, for any of the debts or obligations of Seller (except for obligations accruing under certain contracts after their assignment to Buyer hereunder). For purposes of this Agreement, the term "affiliate" shall mean, with respect to a specified person, a person controlling, controlled by or under common control with the specified person.

        Swiggard is part owner and intimately involved in Manzo, and Peterson is a part owner and intimately involved in a separate corporation known as Peterson & Company, a Michigan corporation ("Peterson & Company"). Other than the Shareholder Patent Rights (as that term is defined in section 1.2), this Asset Purchase Agreement is not intended to encompass, and the Assets do not include, the Excluded Assets (as that term is defined in section 1.1.5) or any assets owned by either Manzo or Peterson & Company. The Shareholders are parties to this Agreement as shareholders and corporate representatives of Seller.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein, Buyer, Seller and the Shareholders agree as follows:

        1. Purchase and Sale. Subject to and in reliance on the respective representations, warranties and agreements of Seller, the Shareholders and Buyer and subject to the terms and conditions provided in this Agreement:

            1.1 Assets. At the closing on the Closing Date (as that term is defined in section 2.5), except only as is provided in section 1.2, Buyer shall purchase from Seller and Seller shall sell to Buyer all of the Assets, as follows:

                1.1.1 Equipment and Furnishings. All apparatus, equipment, appliances, machines and machinery, devices, furniture, furnishings, tools, cloth and synthetic material goods, fuel, spare parts and supplies (collectively, the "Equipment");

                1.1.2 Inventory. All inventory, whether held for sale or held for demonstration or as samples ("Inventory");

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                1.1.3 Intangible Property. All intangible property ("Intangible
Property"), including, without limitation,

                    (a) all right, title and interest of Seller in, to and under all leases, contracts and contract rights (including, without limitation, all licenses and license agreements) to which Seller is a party or which are for the benefit of Seller, and which are listed in Schedule 1.1.3(a) attached hereto (the "Assigned Contracts"); provided that Buyer shall not purchase or acquire any interest in, and the Assigned Contracts do not include, any automobile leases, or any other contract or agreement that is not listed on Schedule 1.1.3(a);

                    (b) all permits, authorizations and licenses, if any, applicable to Seller or its business and assignable by Seller (whether or not subject to the consent or approval of any third party), including, without limitation, all findings, reports and approvals of the International Conference of Building Officials ("ICBO"), the ICBO Evaluation Service, Inc. or any other code approval agency (collectively, the "Code Approvals"), all of such Code Approvals being listed and described in Schedule 1.1.3(b) attached hereto;

                    (c) all secret inventions, patents, letters patent, patent applications, trade secrets, know-how and other intellectual property, including, without limitation, the patents and patent applications listed and described as being owned by Seller on Schedule 5.1.13 attached hereto (the "Seller Patent Rights");

                    (d) all confidential or proprietary information, documents, matter or materials, trade secrets, customer lists and information, know-how, technologies, algorithms and other intellectual property related to or useful in connection with any or all of the Assigned Contracts, the Code Approvals and the Seller Patent Rights or any development, design, making, use, marketing, distribution or sales of products or other commercialization thereof (collectively, the "Trade Secrets"), which may consist of, among other things, ideas; designs; equipment; devices; patterns; electronically recordable data or concepts; computer programs, software and hardware; software and hardware enhancements, modifications and improvements; secret inventions; processes; compilations of information; books; papers; records and specifications; operating practices and related data;

                    (e) all copyrights, trademarks, service marks, trade names (including, without limitation, all right, title and interest in and to the trademark and trade name "Masterset", the trademark "Tru-Set", applications for the registration thereof, registrations thereof, and the goodwill associated therewith;

                    (f) all judgments, orders, decrees, files, books, records, financial statements, tax returns, correspondence, instruments, plans, projections, data, information and documents of or relating to the Assets or Seller's business;

                    (g) all prepaid deposits and expenses;

                    (h) all other accounts (including, without limitation, accounts and notes receivable, other than accounts receivable that are Excluded Assets), chattel paper, contract rights and general intangibles;


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                    (i) all cash, certificates of deposit, bank accounts,
brokerage accounts, money market accounts or similar accounts; and

                    (j) all goodwill; and

                1.1.4 After-Acquired Assets. All property used or useful in Seller's business and acquired by Seller after the date hereof.

                1.1.5 Excluded Assets. Accounts receivable of Seller that shall, on and as of the Closing Date, have been outstanding and unpaid for more than ninety days (the "Excluded Assets") are not and shall not be included in the Assets.

            1.2 Shareholder Patent Rights. At the closing on the Closing Date (as that term is defined in section 2.5), Buyer shall purchase from the Shareholders and their respective affiliates the patents and patent applications listed and described as being owned by the Shareholders or their affiliates on
Schedule 5.1.13 attached hereto (the "Shareholder Patent Rights" and together with the Seller Patent Rights, the "Patent Rights"), and the Shareholders shall sell and cause their affiliates to sell to Buyer the Shareholder Patent Rights; provided that none of the Shareholders and their respective affiliates shall be entitled to any payment or other consideration for the Shareholder Patent Rights, it being understood that the consideration therefor is included as part of the Purchase Price (as that term is defined in section 2.1.2).

            1.3 No Assumption of Liabilities. Anything herein to the contrary notwithstanding, the parties intend and agree that Buyer shall not under any circumstances assume or become liable for or obligated to pay or discharge any debt, duty, obligation or liability of Seller, and Seller shall pay and discharge all of the same as they become due; provided that Buyer shall assume and pay or discharge when due all debts, duties, obligations and liabilities of Seller accruing after the closing hereunder under all Assigned Contracts that are duly and validly assigned to Buyer on the Closing Date.

        2. Payment and Delivery. Subject to and in reliance on the respective representations, warranties and agreements of Buyer, Seller and the Shareholders and subject to the terms and conditions provided in this Agreement:

            2.1 Purchase Price.

                2.1.1 Initial Calculation. Subject to the post-closing adjustment pursuant to section 2.1.2, the initial purchase price of the Assets (the "Initial Purchase Price") shall be $2,500,000.00, reduced by:

                    (a) $465,856.40, being the principal amount advanced by Buyer to Seller pursuant to that certain Loan and Security Agreement dated as of September 25, 2000, between Buyer and Seller;

                    (b) an amount equal to all interest on such principal amount accrued as of the Closing Date; and


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                    (c) the aggregate amount of the Excluded Assets as of the
Closing Date.

                2.1.2 Post-Closing Adjustment. The Initial Purchase Price shall be adjusted as provided in this section 2.1.2 (as so adjusted, the "Purchase Price"). Within ninety days from the Closing Date, Buyer shall prepare a balance sheet of Seller as of the Closing Date (the "Closing Date Balance Sheet") in accordance with Generally Accepted Accounting Principals ("GAAP"), and shall calculate the total assets of Seller shown on the Closing Date Balance Sheet and the total assets of Seller shown on Seller's balance sheet as of June 30, 2000, which Seller furnished to Buyer and which is attached hereto as Schedule 2.1.2 (the "June 30 Balance Sheet"), and by adding back to the Closing Date Balance Sheet any amount of depreciation shown on the Closing Date Balance Sheet in excess of the amount of depreciation shown on the June 30 Balance Sheet. Buyer shall promptly notify Seller of the amount by which such total assets as so calculated shown on the Closing Date Balance Sheet are more or less than such total assets as so calculated shown on the June 30 Balance Sheet (hereinafter called the "Asset Surplus" or the "Asset Shortfall," respectively) and shall include in such notice the manner and basis for such calculation. Buyer's determination of the Asset Surplus or the Asset Shortfall shall be final, binding and conclusive in the absence of fraud, bad faith and manifest error; provided that accounts receivable over ninety days will not be considered assets for purposes of this section 2.1.2.

            2.2 Payments.

                2.2.1 At Closing. On the Closing Date, Buyer shall pay the Initial Purchase Price to Seller by check or wire transfer in accordance with such written instructions as Seller may furnish to Buyer at least three business days prior to the Closing Date, minus $200,000 (the "Payables Holdback"), which will be held back from Purchase Price to pay trade accounts payable or debts that (a) are set forth in Schedule 5.1.31 and are not paid by Seller within thirty days from the Closing Date or (b) are not specifically or accurately set forth in Schedule 5.1.31 on the Closing Date. Seller shall pay in full, on the Closing Date, all of the Trade Payables and deliver to Buyer evidence thereof satisfactory to Buyer.

                2.2.2 Asset Value Adjustment. Within ten days after Buyer notifies Seller of the Asset Surplus or the Asset Shortfall, Seller shall pay in cash to Buyer the amount of the Asset Shortfall, if any, or Buyer shall pay in cash to Seller the amount of the Asset Surplus, if any.

                2.2.3 Payables Holdback. If, within ninety days after the Closing Date (the "Holdback Period"), Buyer shall determine that Seller owes any amount as a trade account payable or debt accrued prior to the Closing Date and not shown on Schedule 5.1.31, or shown on Schedule 5.1.31 but not paid in full pursuant to section 2.2.1, Buyer shall pay such amount out of the Payables Holdback, to the extent thereof. If any portion of the Payables Holdback shall not have been so paid on or before the expiration of the Holdback Period, Seller shall promptly pay such portion to Buyer, without interest; provided that Buyer shall have the right to offset against such portion any other amount owing by Seller to Buyer hereunder or otherwise.



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            2.3 Delivery of Certain Assets. At the closing on the Closing Date,
Seller shall deliver to Buyer (a) originals or true and complete copies of all Assigned Contracts, all Code Approvals and all Patent Rights, (b) all warranties or guaranties received by Seller from any contractors, subcontractors, suppliers or materialmen in connection with Seller's business, (c) originals or true and complete copies of all building permits and certificates of occupancy in the possession of Seller that have been issued for the buildings occupied by Seller,
(d) such written notices as Buyer may request, executed by Seller and addressed to all parties to Assigned Contracts (other than Seller) and to taxing authorities having jurisdiction over any or all of the Assets, notifying such parties and authorities of the sale of the Assets and changing the address for service of notice and delivery of statements and bills, (e) keys and combinations to all doors and gates in all premises occupied by Seller and all tangible personal property included among the Assets, which keys and combinations shall be properly and clearly tagged for identification, and (f) any other documents, instruments or agreements required hereunder which are not otherwise delivered.

            2.4 Bill of Sale and Assignment. At the closing on the Closing Date, Seller shall deliver to Buyer a Bill of Sale and Assignment, in substantially the form of Exhibit A attached hereto (the "Bill of Sale"), listing or describing all of the Assets. Seller shall also deliver to Buyer at or prior to the closing, a certificate from each of the Indiana Secretary of State and the California Secretary of State and other appropriate governmental officials confirming that as of the Closing Date there are no filings against Seller or any of the Assets in the office of either such Secretary of State or such other governmental officials under any applicable Uniform Commercial Code that would be a lien on any of the Assets specified (other than such filings, if any, as either are in favor of Buyer as creditor or are released at the time of the closing).

            2.5 The Closing. The closing of the sale and purchase of the Assets hereunder shall take place at the offices of Shartsis, Friese & Ginsburg LLP, counsel for Buyer, at One Maritime Plaza, 18th Floor, San Francisco, California, at 10:00 a.m., California time, on ____________, 2000, or at such other place, time and date as shall be mutually satisfactory to the parties (the "Closing Date"); provided that the closing may be extended, at the election of either party, to any date not later than November 30, 2000, if the condition in section
3.1.5 shall not have been satisfied or waived by Buyer. On the Closing Date, Seller shall deliver to Buyer, in addition to the matter otherwise required hereby, such other certificates, instruments and documents as Buyer may request to evidence or perfect Buyer's ownership of the Assets, and Seller shall turn over to Buyer possession of all of the Assets.

            2.6 Earn-Out Payment Provisions.

                2.6.1 Definitions. The following terms have the following meanings:

                    (a) "Earn-out Year" means a calendar year ending on December 31, 2001, 2002 or 2003.

                    (b) "Minimum Revenue Level" means Product Revenues of $5,500,000 for the Earn-out Year ending December 31, 2001, $7,5000,000 for the Earn-out Year ending December 31, 2002, and $10,000,000 for the Earn-out Year ending December 31, 2003.


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                    (c) "Products" means the products listed and described on
Schedule 2.6 attached hereto, all of which are regularly manufactured or sold by Seller.

                    (d) "Product Revenues" means the aggregate gross revenues (determined by Buyer in accordance with GAAP from Buyer's sales reports prepared in the ordinary course of Buyer's business) from sales by Buyer of Products, reduced by discounts, rebates and charges for returns of any Products not sold.

                2.6.2 Payment Obligation. Subject to and except as provided in section 2.6.3, Buyer shall pay to Seller, within sixty days after the end of each Earn-out Year a payment (an "Earn-out Payment") in the amount of $100,000, if (a) during such Earn-out Year, Buyer receives all of the vendor discounts set forth in Schedule 2.6.2, and (b) the Product Revenues for such Earn-out Year exceed the Minimum Revenue Level for such Earn-out Year. Each such payment shall be made to Seller, or as Seller may direct, by check or wire transfer in accordance with instructions provided by Seller to Buyer not later than March 1 of the year when such payment is required to be made.

                2.6.3 Failure to Achieve Minimum Revenue Level.

                    (a) Provided that the condition in clause (a) of section
2.6.2 is satisfied, if the Minimum Revenue Level for an Earn-out Year is not achieved but the Minimum Revenue Level for a subsequent Earn-out Year is achieved, Seller shall be entitled to receive Earn-out Payments for both of such Earn-out Years.

                    (b) Provided that the condition in clause (a) of section
2.6.2 is satisfied, if Product Revenues exceed $7,500,000 but are less than $10,000,000 for the Earn-out Year ending December 31, 2003, Seller shall be entitled to receive a pro rata portion of the Earn-out Payment for that Earn-out Year, determined by multiplying the Earn-out Payment for that Earn-out Year by the quotient of the amount of Product Revenues for that Earn-out Year in excess of $7,500,000 divided by $2,500,000.

                2.6.4 Aggregate Maximum. Anything herein to the contrary notwithstanding, Buyer shall have no obligation whatsoever under this section
2.6 to pay any amount in excess of $300,000 in the aggregate.

            2.7 Allocation of Purchase Price. The parties shall allocate the Purchase Price and all payments made under section 2.6 among the Assets as set forth in Schedule 2.7 attached hereto. The parties agree consistently to state or report such allocation on all tax and information returns and statements and other statements, notices or other documents furnished or submitted to or filed with any governmental bureau, agency or instrumentality of the United States or any state, territory, protectorate, possession or other jurisdiction of the United States or any political subdivision thereof.

        3. Conditions to Parties' Obligations.

            3.1 Conditions to Buyer's Obligations. The obligation of Buyer to purchase the Assets and all other obligations of Buyer hereunder shall be subject to the satisfaction on or prior to the Closing Date of the following conditions precedent:


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                3.1.1 Due Diligence. Buyer shall have completed to Buyer's satisfaction such review, examination and inspection of Seller's assets, business, operations and affairs as Buyer may consider advisable.

                3.1.2 Representations and Warranties. The representations and warranties of Seller and the Shareholders in this Agreement shall be true and complete on and as of the Closing Date with the same effect as if those representations and warranties had been made on and as of the Closing Date, and Seller shall have delivered to Buyer a certificate to that effect dated the Closing Date and signed by the President and the Secretary of Seller; provided that, immediately prior to the closing hereunder, Seller shall have amended section 5.1.31 to contain a complete and accurate list of all Trade Payables (as that term is defined in Schedule 5.1.31) and the respective amounts thereof at that time, certified by the President and the Secretary of Seller to be true and complete as of the Closing Date.

                3.1.3 Conditions and Covenants. On or prior to the Closing Date, Seller shall have performed or satisfied all covenants, agreements and conditions to be performed or satisfied on or prior to the Closing Date by Seller hereunder, and Seller shall have delivered to Buyer a certificate to that effect dated the Closing Date and signed by the President and the Secretary of Seller.

                3.1.4 Consents and Waivers. Seller shall have obtained all necessary consents and waivers with respect to the sale, conveyance, transfer and delivery of Assets from all parties to any Assigned Contracts and Code Approvals, with regard to which any such consent or waiver is required to effect any of such sales, conveyances, transfers or deliveries, to prevent acceleration of the maturity of any indebtedness secured by a lien on real or personal property, or to prevent the termination of any of the Assigned Contracts and Code Approvals, except in any instance in which Buyer in its exclusive discretion deems the obtaining of such consents or waivers not material.

                3.1.5 Permits. Buyer shall have obtained such licenses, permits, authorizations and approvals from all federal, state, local and other governmental agencies, instrumentalities and authorities that Buyer may consider necessary or advisable for its purchase of the Assets and for the conduct by Buyer of the business of Seller from and after the Closing Date as Seller has heretofore conducted such business.

                3.1.6 Inventory. Buyer shall have inspected the Inventory and found it to be in good and marketable condition and otherwise satisfactory.

                3.1.7 Books and Records. Seller shall have furnished to Buyer and Buyer shall have reviewed and approved all of the books and records of Seller.

                3.1.8 Licenses and Contracts. Seller shall have furnished to Buyer and Buyer shall have reviewed and approved all of the licenses and permits to which clause (b) of section 1.1.3 refers (including, without limitation, all of the Code Approvals) and all Assigned Contracts and all other material contracts, agreements, purchase orders, leases, commitments or understandings, whether written or oral, relating to the business of Seller and to which Seller is a party or by which any of the Assets are bound or affected.


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                3.1.9 Bill of Sale. Seller shall have duly executed,
acknowledged and delivered the Bill of Sale to Buyer.

                3.1.10 Assignments of Intellectual Property. Seller, the Shareholders and affiliates of the Shareholders, as appropriate, shall have duly executed, acknowledged and delivered to Buyer an Assignment of Patent Rights (the "Patent Assignment") and an Assignment of Trademark (the "Trademark Assignment") in substantially the forms of Exhibits B and C, respectively, attached hereto.

                3.1.11 Business Relationship. Seller shall have furnished to Buyer the names and addresses and all pertinent information regarding all customers, employees, suppliers, distributors and others who have business relationships with Seller and shall have introduced Buyer to each of them, and Buyer shall have satisfied itself that each of such relationships may reasonably be expected to be continued with Buyer from and after the Closing Date.

                3.1.12 Opinion of Counsel. On the Closing Date, Seller and the Shareholders shall have delivered to Buyer an opinion, dated the Closing Date, of McNeeley, Stephenson, Thopy & Harrold, counsel for Seller and the Shareholders, to the effects set forth in Exhibit D attached hereto.

                3.1.13 Supply Contract. Peterson & Company shall have entered into a Supply Contract with Buyer in substantially the form attached hereto as Exhibit E ("Supply Contract").

            3.2 Conditions to Seller's Obligations. The obligation of Seller to sell the Assets and all other obligations of Seller and the Shareholders hereunder shall be subject to the satisfaction on or prior to the Closing Date of the following conditions precedent:

                3.2.1 Representations and Warranties. The representations and warranties of Buyer in this Agreement shall be true and complete on and as of the Closing Date with the same effect as if those representations and warranties had been made on and as of the Closing Date, and Buyer shall have delivered to Seller a certificate to that effect dated the Closing Date and signed by the President and the Secretary of Buyer.

                3.2.2 Conditions and Covenants. On or prior to the Closing Date, Buyer shall have performed or satisfied all covenants, agreements and conditions to be performed or satisfied on or prior to the Closing Date by Buyer hereunder, and Buyer shall have delivered to Seller a certificate to that effect dated the Closing Date and signed by the President and the Secretary of Buyer.

            3.3 Failure of Condition.

                3.3.1 Buyer's Remedies. If any of the conditions specified in section 3.1 are not satisfied, Buyer shall have the right, at its exclusive election, either to waive the condition in question and proceed with the purchase of the Assets or to terminate this Agreement; provided that the Closing Date may be extended, at Buyer's exclusive election, for a reasonable period to allow all of such conditions to be satisfied, subject to Buyer's further right to terminate this Agreement on the expiration of the period of the extension if all of such conditions shall not then


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have been satisfied. If Buyer so elects to terminate this Agreement, neither
Buyer nor Seller nor any of the Shareholders shall have any further rights or obligations under this Agreement, except that the covenants and agreements in sections 4.3, 4.5.4 and 4.11 shall survive any termination of this Agreement. Notwithstanding any of the foregoing provisions of this section 3.3.1 to the contrary, in the event of any breach by any of Seller and the Shareholders of any covenant or agreement herein or hereunder, Buyer may elect nevertheless either (a) to proceed with the purchase of the Assets, reserving the right to recover damages for such breach from Seller and the Shareholders, or (b) to terminate this Agreement by notice to Seller on or prior to the Closing Date, and on such termination, Buyer shall be relieved of all obligations and liabilities hereunder and Buyer may proceed against Seller and the Shareholders to recover any damages occasioned by such breach.

                3.3.2 Seller's Remedies. If any of the conditions in section 3.2 are not satisfied, Seller shall have the right, at Seller's exclusive election, either to waive the condition in question and proceed with the sale or to terminate this Agreement; provided that the Closing Date may be extended, at Seller's exclusive election, for a reasonable period to allow all of such conditions to be satisfied, subject to Seller's further right to terminate this Agreement on the expiration of the period of the extension if all of such conditions shall not then have been satisfied. If Seller so elects to terminate this Agreement, neither Buyer nor Seller nor the Shareholders shall have any further rights or obligations under this Agreement, except that the covenants and agreements in sections 4.3, 4.5.4 and 4.11 shall survive any termination of this Agreement.

        4. Covenants.

            4.1 Permits. Buyer shall, at its own expense, forthwith apply for and diligently pursue the issuance of the licenses, permits, authorizations and approvals to which section 3.1.5 refers. Buyer shall take all reasonable actions to apply for the same and shall diligently and in good faith process such applications and avoid taking any action that would delay the investigation and processing thereof by the appropriate governmental authorities. Seller shall cooperate fully and in good faith with Buyer, as and to the extent that Buyer may reasonably request, in making and processing such applications, and Seller shall execute and deliver all such certificates, instruments and documents as Buyer may reasonably request in connection therewith.

            4.2 Assignments of Permits, Contracts, Patent Rights and Trademarks. Seller shall apply for and obtain legal, valid and binding assignments to Buyer of the permits, authorizations and licenses to which clause (b) of section 1.1.3 refers (including, without limitation, all of the Code Approvals) and to the Assigned Contracts, and all consents and waivers in connection therewith that Buyer may reasonably consider to be necessary or advisable. Seller shall also execute, acknowledge and deliver the Patent Assignment and the Trademark Assignment. Seller and the Shareholders shall cooperate, and the Shareholders shall cause their affiliates to cooperate, fully and in good faith with Buyer to record the Patent Assignment and the Trademark Assignment in accordance with the requirements of the United States Patent and Trademark Office to effect the assignment and transfer of exclusive rights to the letters patent, applications for letters patent, trademark registrations and applications for trademark registrations included in the Assets. Buyer shall cooperate fully and in good faith with



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Seller, as and to the extent that Seller may reasonably request, in obtaining the same, and Buyer shall execute and deliver all such certificates, instruments and other documents as Seller may reasonably request in connection therewith.

            4.3 Indemnity.

                4.3.1 By Buyer. Buyer agrees to indemnify and defend Seller, its directors, officers, employees and agents and the Shareholders and to hold them harmless from and against any and all claims, liabilities, damages and expenses (including, without limitation, the fees and expenses of attorneys and expert witnesses, the costs of investigation and court costs) suffered or incurred by them, when and as suffered or incurred, whether or not any of such claims, liabilities, damages or expenses are suffered or incurred in connection with the ownership, operation, use, sale or possession of any of the Assets, (a) in connection with the Assigned Contracts and arising after the Closing Date, to the extent that such claims, liabilities, damages or expenses are specifically disclosed in writing by Seller to Buyer and accepted in writing by Buyer prior to the Closing Date, or (b) as a direct or indirect result of any breach of any covenant, agreement, representation or warranty by Buyer hereunder.

                4.3.2 By Seller and the Shareholders. Seller and the Shareholders, jointly and severally, agree to indemnify and defend Buyer and Buyer's directors, officers, employees and agents and to hold them harmless from and against any and all claims, liabilities, damages and expenses (including, without limitation, the fees and expenses of attorneys and expert witnesses, the costs of investigation and court costs) suffered or incurred by them, when and as suffered or incurred, whether or not any of such claims, liabilities, damages or expenses are suffered or incurred in connection with the ownership, operation, use, sale or possession of any of the Assets, directly or indirectly in connection with (a) the Assigned Contracts and arising on or prior to the Closing Date, to the extent that any of such claims, liabilities, damages and expenses are not specifically disclosed in writing by Seller to Buyer or are not accepted by Buyer prior to the Closing Date, or (b) any written or oral contracts, agreements, understandings or commitments that are not included in the Assets or are not legally and validly assigned hereunder, or (c) any breach of any covenant, agreement, representation or warranty by any of Seller and the Shareholders hereunder, (d) any infringement or violation by Seller of any intellectual property rights of any other person, or (e) any flaw or default in the design, materials used in, manufacture or installation of any Product manufactured or sold by Seller, or (f) the use or ownership of any of the Intangible Property.

                4.3.3 Limitations. Anything herein to the contrary notwithstanding, neither Buyer nor Seller and the Shareholders shall have any liability or obligation under section 4.3.1 or 4.3.2, respectively, (a) with respect to any claim, liability, damage or expense suffered or incurred by the other party unless and until the aggregate of all such claims, liabilities, damages and expenses exceed $25,000, (b) with respect to any claim, liability, damage or expense suffered or incurred by a party seeking indemnity hereunder, if such party does not provide notice thereof to the other party within ninety days of the date that such party is notified of such claim for indemnity, to the extent (but only to the extent) that the party entitled to notice is prejudiced by the failure to receive notice within such ninety-day period, or (c) with respect to any claim made against such party more than five years after the Closing Date; provided that the aggregate liability of the Shareholders under section 4.3.2 for product liability claims shall not exceed $1,000,000.

            4.4 Operation Prior to Closing Date. Prior to the closing on the Closing Date, Seller and the Shareholders shall use their best efforts to preserve the organization of Seller intact, keep available the services of Seller's employees and preserve Seller's relationships with suppliers, distributors, customers and others having business relations with Seller. Prior to the closing on the Closing Date and except as may be first approved by Buyer or as is otherwise permitted by this Agreement, (a) Seller shall conduct its business only in the usual and ordinary course and the character and extent of its business shall not be changed, (b) no increase shall be made in the compensation payable or to become payable by Seller to any of its employees, nor shall any bonus payment or arrangement be made by Seller to or with any such employee, (c) Seller shall not acquire or dispose of any Assets except for sales of inventory in good faith in the usual and ordinary course of business and, in the event of any disposition of any Asset, shall replace such Asset as may be reasonable in the ordinary conduct of business, (d) Seller shall maintain all tangible Assets in good condition and repair and in accordance with all applicable laws, rules and regulations, as is reasonable in the ordinary course of business, and (e) Seller shall not, and the Shareholders shall not suffer or permit Seller to, declare or pay any dividend or other distribution to its shareholders, as such.

            4.5 Buyer's Investigation.

                4.5.1 Entry and Inspection. Seller and the Shareholders shall make available to Buyer and Buyer's officers, employees, attorneys, accountants and other authorized representatives reasonable access at all times to all of the Assets and related properties, operations, books and financial records, contracts, commitments and sales, production and maintenance records, will permit Buyer and such representatives to enter any real property occupied by Seller, will make Seller's officers, employees, agents, contractors and consultants and the Shareholders available to Buyer and such representatives so that Buyer may make such inquiries as Buyer may deem appropriate, and will furnish Buyer with all information concerning the Assets and the operations, affairs and business of Seller as is required hereby or as Buyer may reasonably request.

                4.5.2 No Waiver. Anything in this Agreement to the contrary notwithstanding, no inquiry or investigation by or on behalf of Buyer shall constitute a waiver of, negate, abrogate or otherwise affect the validity of any representation, warranty or covenant of Seller or the Shareholders in, pursuant to or in connection with this Agreement or modify or affect any of Seller's or any Shareholder's obligations or Buyer's rights herein or hereunder in the event of any breach of any such representation, warranty or covenant.

                4.5.3 Indemnity. Buyer agrees to indemnify and defend Seller and hold Seller harmless from and against any and all mechanics' liens, physical damage to property or persons and claims arising therefrom, and losses arising out of any interference with contractual relations between Seller and third parties, if any of the foregoing result from entry by Buyer or such representatives on premises occupied by Seller pursuant to section 4.5.1.

                4.5.4 Return of Materials. On any termination of this Agreement without consummation of the transactions contemplated hereby, Buyer shall return to Seller all documents, work papers and other materials (including all copies thereof) in connection with the transactions contemplated hereby and shall use all reasonable efforts to keep confidential any information obtained pursuant to this Agreement, unless disclosure is required by law or unless such information has otherwise been obtained by third parties without any obligation of confidentiality to Seller through no fault of Buyer.

            4.6 Further Assurances. Seller and the Shareholders shall cooperate with Buyer, at Buyer's request, after the Closing Date and without further consideration, (a) to execute, deliver, record and publish as Buyer considers appropriate such other certificates, instruments and documents of sale, assignment, transfer and conveyance of the Assets, and take such other action, as Buyer may reasonably request more effectively to convey, assign, sell and transfer to or vest in Buyer, and to put Buyer in possession of, any and all of the Assets, (b) in the case of Assigned Contracts, if any, that have not at the Closing Date been transferred effectively due to the lack of consents of third parties, to continue to endeavor to obtain such consents promptly and, if any such consents are not obtainable, to provide Buyer with the benefit thereof in some other manner, and (c) to assist Buyer in connection with any actions, proceedings or arrangements or disputes relating to ownership of and other rights in the Assets. The parties shall each do or perform such further acts and things and execute and deliver such further certificates, instruments and other documents as may be reasonably necessary and proper to implement the intent of the parties as expressed in this Agreement.

            4.7 Proceedings. Each party shall promptly inform the other of the making of any threat or claim or the commencement of any investigation, litigation or proceeding against or affecting Seller, the business or operations of Seller, the Assets or any of the transactions contemplated hereby.

            4.8 Employees. From and after the closing hereunder, Buyer shall not assume any obligation or liability of any nature whatsoever with respect to, and shall have no duty to employ, any of the employees of Seller, or any consultants engaged to render services to Seller; and Seller shall deliver the Assets to Buyer free and clear of any such obligations, liabilities and duties. Notwithstanding the foregoing, Buyer shall be permitted to interview the individuals employed or engaged by Seller during the thirty-day period prior to the closing and the thirty-day period following the closing to determine which employees and consultants Buyer might desire to employ or engage after the Closing Date. The hiring of any such employees or consultants by Buyer shall be on such terms and conditions as may be agreeable to Buyer and shall be without regard to the terms and conditions of the employment or engagement of such individuals established by Seller prior to the Closing Date.

            4.9 Sales Tax. Except as specifically provided in section 4.10, Seller shall pay when due, to the appropriate governmental authority or authorities, all sales, use and excise taxes and levies, if any, arising from the sale of any of the Assets hereunder.

            4.10 Prorations. Real property taxes, water, sewer, gas, electric, telephone and other utility charges, permit fees, inspection fees, insurance premiums (as to those policies, if any, that Buyer determines will be continued for Buyer's benefit after the Closing Date), and other expenses normal to the operation and maintenance of the business of Seller shall be prorated as of 12:01 a.m. on the Closing Date on the basis of a 365-day year. If any of the aforesaid prorations cannot be calculated accurately at such time on the Closing Date, the same shall be calculated within thirty days after the Closing Date and either party owing the other a sum of money based on such subsequent proration shall promptly pay said sum to the other party.

            4.11 Expenses. Each party shall pay all costs, expenses and fees of his or its own attorneys, accountants, auditors and other advisers and consultants incurred in negotiating the terms and conditions of this Agreement, making any investigation in connection herewith, preparing and executing this Agreement and any certificates, instruments and documents necessary in connection herewith and consummating the transactions contemplated hereby.

            4.12 Risk of Loss. Risk of loss, damage or destruction of any of the Assets shall be borne by Seller and the Shareholders until the closing on the Closing Date and delivery of possession thereof to Buyer.

            4.13 Bulk Sales. Seller either (a) shall pay or otherwise discharge in full all of Seller's debts, duties, obligations and liabilities of any nature whatsoever on or prior to the Closing Date and provide to Buyer on or prior to the Closing Date evidence thereof that is satisfactory to Buyer, or (b) shall forthwith effect compliance, at Seller's own expense, with the bulk sales laws of the States of California and Indiana, Article 6 of the Uniform Commercial Code as in effect in such States, and if Seller elects to effect such compliance, Buyer shall cooperate with and assist Seller therewith as Seller may reasonably request.

            4.14 Casualty and Condemnation. If, prior to the closing on the Closing Date, any of the Assets or any part of any Asset is destroyed or materially damaged, or if condemnation proceedings are commenced against any of the Assets, Buyer shall have the right, exercisable by notice to Seller within fifteen days after receiving actual notice of such damage, destruction or condemnation proceedings, to terminate this Agreement, in which event neither Seller nor the Shareholders nor Buyer shall have any further rights or obligations hereunder, except that the covenants and agreements in sections 4.3,
4.5.4 and 4.11 shall survive such termination. If Buyer does not so elect to terminate this Agreement, Buyer may elect to accept the Assets in their then condition and all proceeds of insurance or condemnation payable to Seller by reason of such damage, destruction or condemnation shall be paid and assigned to Buyer. In the event of any immaterial damage to any Assets that Seller is unwilling to repair or replace, Buyer shall have the right, exercisable by notice within fifteen days after receiving actual notice of such damage, either
(a) to terminate this Agreement as provided above in this section 4.14 or (b) to accept the Assets in their then condition and proceed with the purchase, in which event Buyer shall be entitled to a reasonable reduction of the Purchase Price to offset the cost of repairing or replacing the damaged Assets.

            4.15 Buyer's Consent to New Contracts. None of Seller and the Shareholders shall hereafter enter into any oral or written lease, amendment of lease, contract, agreement, commitment or understanding pertaining to any of the Assets, other than in the ordinary course of Seller's business as heretofore conducted, without obtaining Buyer's prior written consent thereto, which consent shall not be unreasonably withheld.

            4.16 Brokers and Finders. Buyer represents and warrants to Seller and the Shareholders, and Seller and the Shareholders represent and warrant to Buyer, that it or they, respectively, have not had any contact or dealings regarding any of the Assets, or communications in connection with the subject matter of this Agreement, with or through any broker or finder who can claim a valid and lawful right to a commission or fee as a procuring cause of the transactions contemplated hereby. If any such broker or finder perfects a claim for any commission or fee based on any such contact, dealings or communications, the party or parties through whom or by whose authority such broker or finder makes such claim shall be responsible for such commission or fee and all costs and expenses (including reasonable attorneys' fees) incurred by the other party or parties in defending the same.

            4.17 No Solicitation. Prior to the Closing Date, none of Seller or the Shareholders shall contact, solicit or discuss or negotiate with any person other than Buyer any of the transactions contemplated hereby, the possible sale to any person of the Assets or any substantial part thereof or any of the capital stock of the Seller or any possible business combination involving Seller.

            4.18 Publicity. Prior to the closing on the Closing Date, no publicity, release, announcement, notice, statement or report concerning the transactions contemplated hereby shall be issued by any party without the prior approval of the form and substance thereof by Buyer and Seller; provided that Buyer and its affiliates shall have the right, in their absolute discretion, to make or file with the Securities and Exchange Commission or any other governmental agency such releases, announcements, notices, statements or reports as they may determine to be necessary or advisable for Buyer or any of its affiliates to comply with applicable laws, rules and regulations.

            4.19 Consultation by Seller. From and after the Closing Date, Seller shall, without further consideration, cooperate with and assist Buyer in effecting an orderly transition of ownership and operation of the Assets and the business of Seller as contemplated hereby.

            4.20 Noncompetition. None of Seller and the Shareholders shall, at any time within three years after the Closing Date, directly or indirectly, own an interest in, join, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, consultant, partner, member, manager, shareholder (except as holder of not more than one percent of the outstanding stock of any corporation, which stock is actively and publicly traded) or principal with, any corporation, limited liability company, partnership, joint venture, proprietorship, association, firm or other entity or person engaged in any business that would be competitive with the business of Seller as conducted by Seller on or prior to the Closing Date in any state where Seller shall have conducted business or where any customer of Seller is located on or prior to the Closing Date; provided that this section 4.20 shall not prohibit Peterson from continuing to be engaged in the business activities unrelated to Seller's business in which he is engaged on the date hereof, so long as such activities do not include the design, manufacture or sale for or to persons other than Buyer of any of the products described on Schedule 2.6 or any parts or components thereof; and provided further that, during the three-year period beginning on the Closing Date, Peterson shall not, and shall not permit Peterson & Company to, design or manufacture powder actuated tools for or sell any powder actuated tools to any person other than Buyer, except strictly in accordance with the Supply Contract. Notwithstanding the foregoing provision for a three-year period, this section 4.20 shall only apply for a period of one year for Swiggard and Manzo if, and only if, during such one-year period Buyer shall maintain non-exclusive distribution areas for Masterset brand name products with Swiggard or Manzo. If Buyer fails to maintain the non-exclusive distribution areas for Swiggard or Manzo, through no fault of Swiggard or Manzo, Swiggard and Manzo shall have no further obligation under this section 4.20.

            4.21 Name Change. On or promptly after the Closing Date (and in any event within ten days thereafter), Seller shall change its name to a name that does not include any of the words in Seller's name at the date hereof or any variation or abbreviation thereof, which new name is not similar to Seller's name at the date hereof.

            4.22 Seller's and Shareholders' Representative. Seller and the Shareholders hereby designate and appoint Berry as their attorney-in-fact and agent, to act in their place and stead and on their behalf, in connection with all matters arising under or relating to this Agreement, including, without limitation, the defense and settlement of all claims within the scope of their indemnification obligations under section 4.3.2 of this Agreement. Such attorney-in-fact shall have full power and authority to do and perform every act, deed, matter and thing whatsoever in connection therewith, as fully and effectually to all intents and purposes as Seller or the Shareholders might or could do in person if personally present. This power of attorney shall become effective on the date of this Agreement and shall terminate when all of Seller's and the Shareholders' obligations under this Agreement are satisfied in full or expire. This power of attorney shall not be affected by the disability or death of any of the Shareholders and shall be irrevocable for its term. Any person acting without negligence and in good faith in reasonable reliance on this power of attorney shall not incur any liability thereby. Any actions so taken, unless otherwise invalid or unenforceable, shall be binding on the successors, assigns, heirs and personal representative of Seller and the Shareholders. Buyer shall be entitled to rely on instructions of the attorney-in-fact without reservation, unless and until all the Shareholders and Seller state to the contrary by written notice to Buyer signed by all of them.

        5. Representations and Warranties.

            5.1 Of Seller and the Shareholders. Seller and Shareholders, jointly and severally, hereby represent and warrant to and agree with Buyer, as follows:

                5.1.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and has full power and authority to carry on its business as now conducted and to own its assets. Seller is duly qualified to conduct business and is in good standing as a foreign corporation under the laws of each jurisdiction where, by virtue of its business conducted therein, it is required to be so qualified. The copies of the Articles of Incorporation and Bylaws of Seller heretofore delivered by Seller to Buyer are true and complete copies thereof as in effect on the date hereof. The minute books of Seller, true and complete copies of which have heretofore been furnished by Seller to Buyer, contain substantially accurate records of all meetings of Seller's Board of Directors, all committees of such Board of Directors, and Seller's shareholders since inception and accurately reflect all material transactions to which such minutes refer.

                5.1.2 Capitalization. The authorized capital stock of Seller consists of 1,000 shares of common stock, of which 1,000 shares have been validly issued and are outstanding, fully paid, nonassessable and free of preemptive and similar rights. Such issued and outstanding shares and all right, title and interest therein, of record and beneficial, are owned by the persons and in the amounts stated on Schedule 5.1.2 attached hereto. No shares of capital stock of Seller have been issued, sold, transferred, assigned, pledged, hypothecated or otherwise disposed of since 1991.

                5.1.3 Subsidiaries. Seller has no subsidiaries and does not own of record or beneficially any capital stock or other equity securities issued by any other person.

                5.1.4 Options, Warrants, Convertible Securities, etc. There are no outstanding options, rights, warrants, convertible securities, commitments or agreements calling for the issuance or the transfer, sale or disposition by any person of any shares of capital stock of Seller or of any securities convertible into or exchangeable therefor.

                5.1.5 Directors and Officers. The directors and officers of Seller are as set forth on Schedule 5.1.5 attached hereto. No other person is a director or officer of Seller.

                5.1.6 No Restriction on Transaction. Neither Seller nor any of the properties, business or operations of Seller nor any of the Shareholder Patent Rights is subject to (a) any mortgage, pledge, lien, claim, charge, encumbrance, security interest or other restriction or defect in title (each, a "Lien"), except as shown on Schedule 5.1.6 attached hereto, each of which Liens will be discharged and released on or prior to the Closing Date, or (b) any indenture, lease, agreement, instrument, law, statute, code, ordinance, rule, regulation, order, judgment or decree, or any other restriction, that would interfere with consummation of the transactions contemplated by this Agreement or the conduct by Seller of its business and operations hereafter or the conduct of such business by Buyer from and after the closing hereunder. This Agreement has been duly authorized, executed and delivered by each of Seller and the Shareholders and is the legal, valid and binding agreement of each of them, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally and except for limitations imposed by general principles of equity on the availability of equitable remedies.

                5.1.7 No Conflicts. The execution and delivery by each of Seller and the Shareholders of this Agreement, the performance by each of them of its or his respective obligations hereunder and its or his performance of, fulfillment of and compliance with all of the terms and conditions hereof, do not and will not conflict with, breach or result in a breach of the terms, conditions or provisions of, or constitute a default under, result in the creation of any Lien on any of its or his properties pursuant to, give any third party the right to accelerate any obligation under, violate or result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice to any person or any court or administrative or governmental body or agency pursuant to, any agreement, indenture, mortgage, instrument, law, statute, code, ordinance, rule, regulation, order, judgment or decree to or by which any of them or any of the Assets is a party, is subject or is bound.

                5.1.8 Financial Statements. Seller has furnished to Buyer Seller's financial statements consisting in each case of unaudited balance sheets as of December 31, 1998 and 1999, and the related unaudited statements of earnings and cash flows for the years then ended, accompanied in each case by the compilation or review report of independent certified public accountants, and Seller's unaudited balance sheets as of March 31 and September 30, 2000, and the related statements of earnings and cash flows for the three-month and nine-month periods, respectively, then ended. Such financial statements are complete and correct and fairly present the financial position and results of operations of Seller at the dates and for the periods indicated, in conformity with GAAP consistently applied throughout such periods, except to the extent disclosed in such statements. At the respective dates of such financial statements, there were no material liabilities of Seller (actual, contingent or accrued) which, in accordance with GAAP, should have been shown or reflected therein or in the notes thereto which are not shown or reflected therein.

                5.1.9 Changes in Condition. Since March 31, 2000, there has not been (a) any change in the assets or liabilities or condition (financial or other) of Seller from that set forth in Seller's balance sheet as of that date, except changes in the ordinary course of business, none of which has been material or adverse, (b) any damage, destruction or loss materially or adversely affecting Seller or its business or the Assets, whether covered by insurance or not, (c) any substantial increase in the compensation paid or payable to any employee of Seller, including any direct or indirect form of payment made to or with respect to any such person, or (d) any labor dispute involving Seller.

                5.1.10 Books of Account. The books of account of Seller are complete and correct in all material respects and have been furnished to Buyer, and all monies due or to become due from or to or owing by, and all liabilities (actual, contingent or accrued) of, Seller by reason of any transaction, matter, cause or thing which, in accordance with GAAP should be entered therein, have been duly, correctly and completely entered therein.

                5.1.11 Validity of Contracts. The Assigned Contracts are legal, valid, binding and subsisting agreements of Seller and each other party thereto, enforceable against each other party thereto in accordance with their respective terms. No party to any contractual arrangements with Seller (including Seller) is not in compliance with or is in default (without regard to any requirement of notice or grace period or both) in the observance or performance of any term, condition or provision of any such contractual arrangement relating to or affecting Seller or its business or the Assets in any manner so as presently or at any future time to have any material adverse effect on Seller or its business, operations or financial condition or any of the Assets.

                5.1.12 Properties.

                    (a) Seller and the Shareholders have all requisite power, capacity and authority to own and hold, and have good and marketable indefeasible title to, all of the Assets respectively owned by them, which are all of the assets and properties used or useful in or in connection with Seller's business, subject to no Lien, excepting only such as will be discharged or released on or prior to the Closing Date, the Assigned Contracts and minor easements and exceptions, none of which will interfere with the use by Buyer of the Assets.

                    (b) At the closing on the Closing Date, Buyer will acquire good and marketable indefeasible title to all of the Assets, subject to no Lien, except only the Assigned Contracts and such as shall have then been approved by Buyer herein or hereunder.

                    (c) No condemnation proceeding or eminent domain proceeding of any kind is pending or, to the best knowledge of Seller and the Shareholders, contemplated or threatened, against any of the Assets.

                    (d) No permits, licenses or certificates pertaining to the ownership or operation of any of the Assets, other than those that are transferable therewith and those to which section 3.1.5 refers, are required by any governmental agency having jurisdiction over any of the Assets or Seller's business or operations. Seller has furnished to Buyer true and complete copies of all Code Approvals relating to any one or more products designed, developed, manufactured or marketed by Seller. All such Code Approvals are valid and in full force and effect and are based on and supported by bona fide, accurate and complete test results, engineering calculations and other information procured by Seller and furnished to ICBO or any other code approval agency. The load values and other information set forth in each such Code Approval are accurate and complete.

                5.1.13 Intellectual Property.

                    (a) "Intellectual Property" means all Code Approvals, Patent Rights, Trade Secrets, trademarks, service marks, trade names and copyrights and all rights and licenses relating thereto and all other tangible or intangible proprietary information and materials used or useful in Seller's business, as well as all registrations and pending applications for registration of any of the foregoing in any jurisdiction, and including each license, sublicense or other contract relating thereto. Seller owns absolutely and exclusively all of the Intellectual Property used or useful in Seller's business free and clear of any Lien. The Shareholders own absolutely and exclusively all of the Shareholder Patent Rights free and clear of any Lien. Seller and the Shareholders have fully disclosed to Buyer all material information regarding the Intellectual Property, all of which is listed and described on Schedule 5.1.13 attached hereto.

                    (b) Schedule 5.1.13 sets forth a complete and correct list and description of all of the following Intellectual Property owned by any of Seller, the Shareholders and affiliates of the Shareholders and a corresponding list of each jurisdiction in which a patent or registration for such item has been issued or in which an application has been filed therefor in the name of Seller, the Shareholders or affiliates of the Shareholders: (i) letters patent and patent applications, (ii) trademarks, service marks and trade names, and
(iii) copyrights. Each item set forth on Schedule 5.1.13 that is registered is registered in the name and for the exclusive benefit of Seller, the Shareholders or affiliates of the Shareholders.

                    (c) Seller has sole and exclusive rights to, and no other person or entity has any claim of ownership, whether joint or individual, with respect to, the Intellectual Property. The Shareholders have sole and exclusive rights to and no other person or entity has any claim of ownership, whether joint or individual, with respect to, the Shareholder Patent Rights. Each patent and each registration listed on Schedule 5.1.13 is valid, enforceable, subsisting and in full force and effect and has been duly prosecuted, registered and maintained by

Seller, the Shareholders or affiliates of the Shareholders in each jurisdiction listed. No pending application for a patent or for registration of a trademark has been rejected, suspended, made a subject of an office action or other challenge by the agency with which such application has been filed or by any third party, except as disclosed in Schedule 5.1.13. No patent has been claimed or adjudicated to be invalid or unenforceable as a whole or in part, no trademark or service mark has been the subject of any claim of abandonment or otherwise challenged as invalid and no copyright has been invalidated or alleged to be in the public domain. No patent or registration is subject to any current tax, maintenance fee or renewal fee which has not been paid. All trademarks, service marks and trade names set forth on Schedule 5.1.13 have been used continuously by Seller since adoption by Seller.

                    (d) All of the Trade Secrets are valid and protectable, are not publicly known and have not been disclosed or otherwise made available to any person except pursuant to a written confidentiality agreement. Seller has taken all reasonable and appropriate steps to protect and preserve all of the Trade Secrets and all other Intellectual Property that is not otherwise protected by patents or by copyright registrations. Each item of the Trade Secrets qualifies as a "trade secret" under the Uniform Trade Secrets Act as enacted as part of the California Civil Code. Seller does not possess and has not used in its business any confidential information or trade secrets owned by any person other than Seller except in strict compliance with the terms and conditions of a valid and enforceable agreement between Seller and the owner or owners of such trade secret or confidential information.

                    (e) Seller owns or is licensed or otherwise possesses legally enforceable rights to use all Intellectual Property that is used or useful in the business of Seller. No license, consent or other authorization is required from any third party with respect to any Intellectual Property used or useful in the business of Seller or, if so required, each such license or consent has been obtained, is valid and enforceable in accordance with its terms and is in full force and effect and is not the subject of any notice of termination or nonrenewal, and there is no default or alleged or threatened default with respect to any such license or consent.

                    (f) Seller's possession and use of the Intellectual Property does not conflict with, infringe, violate, interfere with or constitute a misappropriation of any right, title, interest or goodwill of any other person. The Shareholders' and their affiliates' possession and use of the Shareholder Patent Rights does not conflict with, infringe, violate, interfere with or constitute a misappropriation of any right, title, interest or goodwill of any other person. None of Seller and the Shareholders possesses any information or is otherwise aware of any basis for any claim against any of Seller and the Shareholders with respect to any infringement, misappropriation or other misuse of any intellectual property of any third party. None of Seller, the Shareholders and affiliates of the Shareholders has infringed, misappropriated or misused or is now infringing, misappropriating or misusing any intellectual property belonging to any other person.

                5.1.14 Tax Returns and Payments. Seller has filed all tax and information returns and reports required by law to be filed by Seller, including those with respect to receipts, income, sales, use, value added, ad valorem, withholding, social security, excise, franchise and unemployment taxes. All returns are proper and all taxes shown to be due and all additional assessments and charges on Seller or on or measured by properties, assets, receipts, income, sales or payroll of Seller have been paid. The reserves for current taxes accrued on the books of Seller are reasonable and substantially adequate in amount. Seller has not received any notice of assessment or proposed assessment of any United States, state, municipal or other tax on or measured by income, receipts or sales, nor to the best of Seller's and the Shareholders' knowledge, is there any basis for any additional assessment of any such tax.

                5.1.15 Litigation. None of Seller and the Shareholders is a party to any pending, and neither Seller nor any of the Shareholders has any notice or knowledge of any threatened or any knowledge of any basis for any, action, suit, proceeding or investigation, at law or in equity or otherwise, in, before or by any court or arbitrator or any governmental board, commission, agency, department or officer, in which an adverse determination could have any material adverse effect on Seller or its business, operations or financial condition or on any of the Assets.

                5.1.16 Employee Claims. No present or former employee or consultant of Seller has asserted any material claim directly or indirectly against Seller or its business or the Assets on account of or for (a) overtime pay, other than overtime pay for work done in the current payroll period, (b) wages or salary for any period other than the current payroll period, (c) any material amount of vacation time off or pay in lieu of vacation time off, other than vacation time off (or pay in lieu thereof) earned in or in respect of the current fiscal year, or (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work. No person or party (including, but not limited to, governmental agencies of any kind) has asserted any claim, or has any basis for any action or proceeding, against Seller under or arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices.

                5.1.17 Contracts for Personal Services. Seller is not a party or subject to any contract, agreement or commitment, written or oral, for or relating to personal services rendered or to be rendered to Seller, and the Assets do not include, and after the closing hereunder will not be affected by, any such contract, agreement or commitment.

                5.1.18 Employee Benefit Arrangements. None of Seller and the Shareholders is a party to or bound by any contract, agreement or commitment by the terms of which any person is or may become entitled (for any reason or in any capacity) to any share in the proceeds, earnings or profits of Seller or its business or the Assets or of any department, division or other unit of Seller or its business, and Seller has no pension or retirement income plan, contract, agreement or commitment in force for the benefit of any of its employees or consultants, the obligations under which will not at the Closing Date have been fully discharged. No person or party has asserted any claim under which Seller has any liability under any health, sickness, disability, medical, surgical, hospital or similar benefit plan or arrangement (whether legally binding or not) maintained by Seller, or to or by which Seller or its business or any of the Assets is a party or is subject or is bound, or under any workers' compensation or similar law, which is not fully covered by insurance maintained with reputable, financially responsible insurers.

                5.1.19 Collective Bargaining Agreements. Seller is not a party to or bound by any collective bargaining agreement or other labor agreement with any bargaining agent (exclusive or otherwise) of any of its employees, except only for such collective bargaining agreements as shall have been terminated and fully performed and discharged by Seller on or prior to the Closing Date.

                5.1.20 Other Interested Parties. None of Seller and the Shareholders has adopted or become a party to any plan, contract, agreement or commitment for the sale, distribution or issuance of any interest in Seller or its business or any of the Assets to any person (other than as provided herein).

                5.1.21 Contracts for Purchase or Sale. Seller is not a party to or bound by any contract, agreement or commitment with any person or party for the purchase of any properties or assets which requires that payment for such properties or assets shall be made whether or not delivery is ever made thereof, and Seller is not a party to or bound by any other contract, agreement or commitment for the purchase or for the sale of any properties or assets of any nature, except only such as have been made in the ordinary course of business.

                5.1.22 Insurance. All of the tangible Assets are insured to their full replacement value with financially sound and reputable insurers.
Schedule 5.1.22 attached hereto contains a true and complete list and description of all insurance policies of which Seller is the owner or beneficiary.

                5.1.23 Condition of Assets. All of the tangible Assets are accepted "as is" after acceptance on final inspection in good operating condition and repair and in compliance with all applicable laws and regulations. The use and operation of the Assets is in full compliance with applicable building codes, environmental, zoning and land use laws, and all other local, state and federal laws and regulations. All of the Assets described in clause
(h) of section 1.1.3 will have arisen or accrued, at the Closing Date, in the ordinary course of business, will at the Closing Date represent legal, valid and binding obligations due to Seller, and will at the Closing Date be collectible in the ordinary course of business in the full recorded amounts thereof (except only for any amount thereof for which reserves have been established on Seller's balance sheet as of June 30, 2000). The Inventory is in good and merchantable condition, reasonably in balance and currently of a usable and saleable quality in the ordinary course of Seller's business. The Inventory is valued on Seller's financial statements at the lower of cost or net realizable value, with cost being determined on a consistent basis.

                5.1.24 Utilities. All water, sewer, gas, electric, telephone and drainage facilities and all other utilities required by law or by the normal use and operation of the Assets are installed to the property lines of the premises on which such Assets are located, are connected pursuant to valid permits and are adequate to service such premises and the Assets and to permit full compliance with all requirements of law and normal usage of the Assets by licensees and invitees of Seller.

                5.1.25 Licenses. Seller has obtained, and the Assets include, all licenses, permits, easements and rights of way, but excluding those to which section 3.1.5 refers, required from all governmental authorities having jurisdiction over Seller or any of the Assets or from private parties, for the normal use and operation of the Assets and Seller's business and to insure vehicular and pedestrian ingress to and egress from the premises where the Assets are located.

                5.1.26 Additions. Seller is not a party to any contract, agreement or commitment for any additions, repairs or improvements to any Assets for which payment has not been made in full.

                5.1.27 No Liens. None of the Assets is subject to or affected by any Lien, no such Lien has been claimed and there is no basis for any such claim, except only for the security interest granted by Seller to Buyer in the Loan and Security Agreement between them dated as of September 25, 2000.

                5.1.28 Compliance with Laws. Each of Seller and the Shareholders has complied with, and is not in violation of or default under, any laws, rules, regulations, orders or decrees applicable to Seller or any of the Assets. To the best of Seller's and the Shareholders' knowledge, (a) the sale and assignment hereunder of the Assets to Buyer will include all rights necessary to ensure compliance with all governmental statutes, laws, rules and regulations, and (b) since December 31, 1999, no law, code, regulation or ordinance has been adopted or is pending before ICBO or any other code approval agency or any legislative or administrative body in any jurisdiction where Seller carries on its business, which would, if adopted or enacted, materially and adversely affect such business as now conducted.

                5.1.29 Buyer's Use. None of Seller and the Shareholders has any knowledge of any plan, study or effort of ICBO or any other code approval agency or any governmental authority that would materially affect the business of Seller or the use of the Assets, or any portion thereof, for their intended uses, or of any intended public improvements that could result in any charge being levied against, or any Lien assessed on, Seller or its business or any of the Assets. None of Seller and the Shareholders has any notice or knowledge of any facts that would adversely affect Buyer's usage and operation of the Assets after the closing hereunder in the manner in which the Assets are now used and operated by Seller.

                5.1.30 Environmental Matters.

                    (a) Seller has complied and is presently in compliance with all federal, state and local laws, ordinances, codes, rules, regulations, permits, orders, judgments, awards, decrees, consent judgments, consent orders and requirements applicable to it relating to the public health, safety or protection of the environment (collectively, "Environmental Laws"). No party has asserted that Seller has violated, or is in violation of, any Environmental Laws. Specifically and without limiting the generality of the foregoing:

                        (1) Except as permitted under applicable laws and regulations, including, without limitation, the federal Resource Conservation Recovery Act, 42 US Section 6901 et seq. ("RCRA"), Seller has not accepted, processed, handled, transferred, generated, treated, stored or disposed of any Hazardous Material (as defined in Section 5.1.30(a)(6) below), and Seller has not accepted, processed, handled, transferred, generated, treated, stored or disposed of asbestos, medical waste, radioactive waste or municipal waste, except in compliance with Environmental Laws.

                        (2) During Seller's ownership or leasing of the Assets and any other property owned or leased by Seller ("Corporate Property") and, to the knowledge of Seller and the Shareholders, prior to the Seller's ownership or leasing of such Corporate Property, no Hazardous Material, other than that allowed under Environmental Laws, including, without limitation, RCRA, has been disposed of, or otherwise released on any Corporate Property.

                        (3) During Seller's ownership or leasing of the Corporate Property and, to the knowledge of the Seller and the Shareholders, prior to the Seller's ownership or leasing of such Corporate Property, no Corporate Property has ever been subject to or received any notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Material in, under, on or emanating from any Corporate Property or any real property now or previously owned or leased by Seller. There are no pending and, to Seller's and Shareholders' knowledge, no threatened actions or proceedings from any governmental agency or any other entity involving remediation of any condition of the Corporate Property, including, without limitation, petroleum contamination, pursuant to Environmental Laws.

                        (4) Except as allowed under Environmental Laws, Seller has not knowingly sent, transported or arranged for the transportation or disposal of any Hazardous Material to any site, location or facility.

                        (5) Schedule 5.1.30(a) includes copies of: (i) all records, notifications, reports, permit or license applications, engineering or geologic studies, and environmental impact reports, tests or assessments (collectively, "Records, Notifications and Reports") that (A) affect the business of Seller, or (B) relate to the discharge or release by Seller of materials into the environment and/or the handling or transportation by Seller of waste materials or hazardous or toxic substances or otherwise relate to the protection of the public health or the environment, or (C) were filed with or submitted to appropriate governmental agencies during the past twenty-four months by Seller or the Shareholders or their agents with respect to the business of Seller, and (ii) all material notifications from such governmental agencies to Seller, the Shareholders or their agents in response to or relating to any of such Records, Notifications and Reports.

                        (6) As used in this Agreement, "Hazardous Material" means the substances (i) defined as "Hazardous Waste" in 40 CFR 261, and substances defined in any comparable state statute or regulation; (ii) any substance the presence of which requires remediation pursuant to any Environmental Laws; and (iii) any substance required to be disposed of in a manner expressly prescribed by Environmental Laws.

                    (b) Except as set forth on Schedule 5.1.30(b), no underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or Environmental Laws are currently or have been located on any Corporate Property. Except as set forth on Schedule 5.1.30(b), the Corporation has not owned or leased any real property not included in the Corporate Property having any underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280. As to each such underground storage tank ("UST") identified on
Schedule 5.1.30(b), Seller has provided to SST on Schedule 5.1.30(b), the following:

                        (1) the location of the UST, information and material, including any available drawings and photographs, showing the location, and whether the Seller currently owns or leases the property on which the UST is located (and if the Seller does not currently own or lease such property, the dates on which it did and the current owner or lessee of such property);

                        (2) the date of installation and specific use or uses of the UST;

                        (3) copies of tank and piping tightness tests and cathodic protection tests and similar studies or reports for each UST;

                        (4) a copy of each notice to or from a governmental body or agency relating to the UST;

                        (5) other material records with regard to the UST, including, without limitation, repair records, financial assurance compliance records and records of ownership; and

                        (6) to the extent not otherwise set forth pursuant to the above, a summary description of instances, past or present, in which the UST failed to meet applicable standards and regulations for tightness or otherwise and the extent of such failure, and any other operational or environmental problems with regard to the UST, including, without limitation, spills, whether in connection with delivery of materials to the UST, releases from the UST, soil contamination or otherwise.

                    Except to the extent set forth on Schedule 5.1.30(b), the Seller has complied with Environmental Laws regarding the installation, use, testing, monitoring, operation and closure of each UST described on Schedule 5.1.30(b).

                    5.1.31 Trade Payables. Schedule 5.1.31 contains a complete and accurate list of all trade accounts and debts payable of Seller (the "Trade Payables") and the respective amounts thereof, including (without limitation) late charges, penalties and interest thereon. Other than as set forth on
Schedule 5.1.31, as it may be amended pursuant to section 3.1.2, Seller has no trade accounts payable or debts in any amount, regardless of whether past due, now due or becoming due in the future. All of the Trade Payables were incurred in the ordinary course of Seller's business pursuant to arm's length transactions.

                    5.1.32 Disclosure. Neither this Agreement nor the financial statements delivered as provided in section 5.1.8 nor any exhibit or schedule hereto nor any other certificate, instrument, document or information furnished by Seller or any of the Shareholders to Buyer hereunder or in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein or herein not misleading. There is no fact which adversely affects or in the future may (so far as Seller and the Shareholders can reasonably foresee) materially adversely affect any of the Assets or the business of Seller that has not been set forth herein or in an exhibit or schedule hereto or otherwise disclosed in writing to Buyer.

            5.2 Of Buyer. Buyer hereby represents and warrants to and agrees with Seller, as follows:

                5.2.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has full corporate power and authority to carry on its business as now conducted and to own its assets.

                5.2.2 No Restrictions on Transaction. Buyer is not subject to any charter provision, bylaw, Lien, indenture, lease, agreement, instrument, law, rule, regulation, order, judgment or decree or any other restriction that would interfere with consummation of the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar law relating to or affecting the rights of creditors generally and except for limitations imposed by general principles of equity on the availability of equitable remedies.

                5.2.3 No Conflicts. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and its performance of, fulfillment of and compliance with all of the terms and conditions hereof, do not and will not conflict with, breach or result in a breach of the terms, conditions or provisions of, or constitute a default under, result in the creation of any Lien on any of its properties pursuant to, give any third party the right to accelerate any obligation under, violate or result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice to any person or any court or administrative or governmental body or agency pursuant to, any agreement, indenture, mortgage, instrument, law, statute, code, ordinance, rule, regulation, order, judgment or decree to or by which Buyer is a party, is subject or is bound.

                5.2.4 Litigation. Buyer is not a party to any pending, and has no notice or knowledge of any threatened or any knowledge of any basis for any, action, suit, proceeding or investigation, at law or in equity or otherwise, in, before or by any court or arbitrator or any governmental board, commission, agency, department or officer, in which an adverse determination could have a material adverse effect on the execution, delivery or performance by Buyer of this Agreement.

            5.3 Survival. All representations, warranties and agreements in this Agreement shall survive any investigation made by or on behalf of any party and shall survive the consummation of the transactions contemplated by this Agreement, except that the representations and warranties of Seller and the Shareholders in section 5.1 or in any information furnished by them to Buyer hereunder relating to the physical quality or physical condition of any of the Assets shall expire on the fifth anniversary of the Closing Date.

        6. Attorneys' Fees. If any party hereto shall fail to perform any of its or his obligations under this Agreement or if a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or parties or the party or parties not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party or parties in enforcing or establishing their or its or his rights hereunder, including, without limitation, court costs and the fees and expenses of attorneys and expert witnesses.

        7. Time. Time is of the essence of this Agreement.

        8. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings and agreements between or among the parties, written or oral, regarding the subject matter hereof.

        9. Modification and Waiver. This Agreement may be amended or modified at any time only by a written instrument executed by Seller, Shareholders holding a majority of the shares of common stock of Seller owned by all of the Shareholders, and Buyer. Any of the terms, covenants, representations, warranties or conditions hereof may be waived by a written instrument executed by the party waiving compliance; provided that, for this purpose, the Shareholders all be deemed to be a single party, and such instrument need be executed only by the holders of a majority of the shares of common stock of Seller held by all of them. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term, agreement, covenant, representation or warranty in this Agreement as a condition to such party's obligations hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances shall be deemed to be or be construed as a further or continuing waiver of any such condition or of any breach of any other term, agreement, covenant, representation or warranty.

        10. Notices. All notices, requests, waivers, approvals, instructions, consents, demands and other communications hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by facsimile, one business day after being deposited for next-day delivery with a nationally recognized overnight delivery service, or three days after being deposited with the United States Postal Service as first class mail, with all charges or postage prepaid, properly addressed, as follows:

                      If to Seller, at --

                             4130 Englewood Drive
                             Indianapolis, Indiana  46226
                             Facsimile No. 317-591-5911
                             Attention:  Brian Berry

                      With a copy to:

                             McNeeley, Stephenson, Thopy & Harrold
                             30 W. Washington Street, Suite 400
                             Shelbyville, IN  46176
                             Facsimile No.  317-835-7777
                             Attention: Michael Stephenson, Esq.

                      If to Buyer, at --

                             4637 Chabot Drive, Suite 200
                             P.O. Box 10789
                             Pleasanton, California  94588
                             Facsimile No. 925-847-9114
                             Attention:  Mr. Michael J. Herbert

                      With a copy to:

                             Shartsis, Friese & Ginsburg LLP
                             One Maritime Plaza, 18th Floor
                             San Francisco, California 94111
                             Facsimile No. 415-421-2922
                             Attention:  Douglas L. Hammer, Esq.

        11. Counterparts. This Agreement may be executed in any number of counterparts, or by different parties in different counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        12. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided that none of Seller and the Shareholders shall assign this Agreement or any rights hereunder or delegate any duties hereunder, without the prior consent of Buyer, and any attempted or purported assignment or delegation by any of Seller and the Shareholders without the consent of Buyer shall be void.

        13. Exhibits. All schedules and exhibits attached hereto and the documents and instruments delivered at the closing hereunder are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such documents and instruments (whether or not such references include a specific reference to such documents and instruments) shall be deemed to refer to and include all such documents and instruments. Any breach of or default under any provision of any of such documents and instruments, shall, for all purposes, constitute a breach or default under this Agreement.

        14. Number and Gender. Whenever the context requires, the use in this Agreement of the singular number shall be deemed to include the plural and vice versa, each gender shall be deemed to include each other gender, and "person" shall be deemed to include, in addition to natural person, corporation, partnership, limited liability company, trust, association, firm or other entity or organization.

        15. No Third Party Beneficiaries. This Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any person who is not a party hereto.

        16. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California.

        17. Headings. The headings herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction or interpretation of any provision hereof.

                            [Signature Page Follows]

        IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.


                         SIMPSON STRONG-TIE COMPANY INC.

/s/BRIAN BERRY
--------------------------
Brian Berry
                                            By   /s/MICHAEL J. HERBERT
                                                 ------------------------------
                                                 Michael J. Herbert
/s/JOHN E. SWIGGARD                              Chief Financial Officer
--------------------------
John E. Swiggard


/s/LEO V. PETERSON
--------------------------
Leo V. Peterson

MASTERSET FASTENING SYSTEMS, INC.


By /s/BRIAN BERRY
   -----------------------
   Brian Berry
   President

                         LIST OF EXHIBITS AND SCHEDULES
                         ------------------------------

Exhibit A                    Form of Bill of Sale and Assignment
Exhibit B                    Form of Assignment of Patent Rights
Exhibit C                    Form of Assignment of Trademark
Exhibit D                    Form of Opinion of Counsel for Seller and the Shareholders
Exhibit E                    Form of Supply Contract
Schedule 1.1.3(a)            Assigned Contracts
Schedule 1.1.3(b)            Code Approvals
Schedule 2.1.2               June 30 Balance Sheet
Schedule 2.6                 Products
Schedule 2.6.2               Vendor Discounts
Schedule 2.7                 Allocation of Purchase Price and Earn-out Payments
Schedule 5.1.2               Share Ownership of Seller
Schedule 5.1.5               Directors and Officer of Seller
Schedule 5.1.6               Liens Affecting Seller or Its Properties or Business
Schedule 5.1.13              Intellectual Property
Schedule 5.1.22              Insurance
Schedule 5.1.30(a)           Records, Notifications and Reports
Schedule 5.1.30(b)           Underground Storage Tanks
Schedule 5.1.31              Trade Payables

                                                                       EXHIBIT A

                           BILL OF SALE AND ASSIGNMENT
                                       AND
                            ASSUMPTION OF LIABILITIES

        FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, and pursuant to that certain Asset Purchase Agreement dated as of November 17, 2000 (the "Agreement"), among Masterset Fastening Systems, Inc., an Indiana corporation ("Transferor"), Brian Berry, John E. Swiggard, Manzo Associates, Inc., a New Jersey corporation, and Leo V. Peterson, and Simpson Strong-Tie Company Inc., a California corporation ("Buyer"), Transferor hereby sells, assigns and transfers to Buyer all right, title and interest in and to all of the tangible and intangible assets identified or described on Exhibits I, II, III, IV, V and VI attached hereto and incorporated herein by this reference (the "Assets"). Capitalized terms used and not otherwise defined herein have the meanings respectively ascribed to them in the Agreement. Transferor covenants and warrants that:

               (a) Transferor has fully paid for, and is the owner of, and has absolute title to, all of the Assets, free and clear of all mortgages, pledges, liens, claims, charges, encumbrances, community property rights, security interests and other defects of title, of any kind or nature, except only as is expressly set forth in an exhibit attached hereto.

               (b) Transferor has not made any prior sale, assignment, transfer or other disposition of any of the Assets to any person, firm or association.

               (c) Transferor has all right, power, authority and capacity to sell, assign, convey and transfer each and all of the Assets to Buyer.

               (d) None of the licenses or permits, Assigned Contracts or Code Approvals, included in the Assets, has been amended or changed, nor has any oral or written notice of breach, violation or default been received by Transferor under any of such licenses, permits, leases or contracts.

               (e) No notice is necessary or desirable to be given to, and no consent or approval is necessary or desirable to be obtained from, any person or party or governmental authority in connection with the transactions effected hereby, except such as have been given or obtained by Transferor and are in full force and effect.

               (f) All of the Assets that are tangible, and each item thereof, are in good repair, condition and working order, reasonable wear and tear excepted, and, in the case of inventory, are in merchantable condition and of a usable and saleable quality.

               (g) All acts, proceedings and things necessary and required by law or any instrument to which Transferor is a party or by which Transferor is bound to make this Bill of Sale and Assignment a valid, binding and legal obligation of Transferor, have been done and taken and have happened, and the execution and delivery of this Bill of Sale and Assignment have in all respects been authorized in accordance with law.

        Transferor shall forever warrant and defend the sale, assignment, transfer, conveyance and delivery of each and every item of the Assets to Buyer and Buyer's successors and assigns, against each and every person lawfully claiming the same. Possession of all of the Assets and any and all instruments representing the same is being delivered to Buyer concurrently with this Bill of Sale and Assignment.

        Transferor hereby appoints Buyer as Transferor's attorney-in-fact to demand, receive and collect for Buyer's own use and benefit all debts and obligations owing to Transferor on the effective date hereof in connection with the Assets. Transferor further authorizes Buyer to do all things legally permissible that may be required to recover and collect such debts and obligations and to use Transferor's name in any manner Buyer may deem necessary for the collection and recovery of those debts and obligations, but without cost, expense or damage to Transferor.

        Buyer hereby assumes the performance and payment when due of all of the terms, covenants and conditions imposed on Transferor under or in connection with the Assigned Contracts identified in Exhibit III and all permits, licenses and authorizations included in the Assets. Buyer agrees to indemnify Transferor and hold Transferor harmless from and against any and all of such terms, covenants and conditions.

        This Bill of Sale and Assignment and Assumption of Liabilities shall bind and inure to the benefit of Transferor and Buyer and their respective successors and assigns.

        This Bill of Sale and Assignment and Assumption of Liabilities shall be governed by and construed and interpreted in accordance with the laws of the State of California.

                            [Signature Page Follows]

        IN WITNESS WHEREOF, this Bill of Sale and Assignment and Assumption of Liabilities has been duly executed by or on behalf of Transferor and Buyer on this ____________, 2000, at ____________, California.

BUYER:                                   TRANSFEROR:

SIMPSON STRONG-TIE COMPANY INC.          MASTERSET FASTENING SYSTEMS, INC.


By                                       By
  -------------------------------           --------------------------------
  Its                                       Its
     ----------------------------              -----------------------------

By                                       By
  -------------------------------           --------------------------------
  Its                                       Its
     ----------------------------              -----------------------------


EXHIBITS ATTACHED:

I       Equipment
II      Inventory
III     Assigned Contracts and Code Approvals
IV      Trade Names, Trademarks, Service Marks and Copyrights
V       Patent Rights
VI      Other Intangible Property

ADD ACKNOWLEDGMENTS

                                                                       EXHIBIT B

                                   ASSIGNMENT

        WHEREAS, Masterset Fastening Systems, Inc., a corporation of the State of Indiana, having a place of business at 4130 North Englewood Drive, Indianapolis, Indiana 46226, a/k/a Masterset Corporation, and a/k/a/ Masterset Inc. (hereinafter "Assignor") owns the entire right, title and interest in United States Letters Patents Nos. 5,119,634, granted June 9, 1992; 5,237,613, granted August 17, 1993; and 5,657,919, granted August 19, 1997; (referred to collectively hereinafter as "Patent Rights"); and

        WHEREAS, Simpson Strong-Tie Company Inc., a corporation of the State of California, having a place of business at 4120 Dublin Blvd., Suite 400, Dublin, California 94568 (hereinafter "Assignee") desires to obtain the entire right, title and interest in, to and under said Patent Rights.

        NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Assignor does hereby sell, assign, transfer and set over unto the said Assignee, its successors, and assigns, the entire right, title and interest in, to and under the said Patent Rights, and all reissues, reexaminations and extensions thereof.

            1. Assignment of Patent Rights. Assignor hereby sells, assigns, transfers and sets over to Assignee and its successors and assigns, full and exclusive right, title and interest in and to the Patent Rights or similar legal protection in the United States of America and its territorial possessions and in all foreign countries, now existing or that may be obtained, and to any continuation, division, renewal, substitute, reissue or reexamination thereof or any legal equivalent thereof in the United States of America or any foreign country for the full term or terms for which the same may be granted, including all priority rights under the International Convention.

            2. Further Assurances. Assignor further covenants that Assignee will, upon request, be provided promptly with all pertinent facts and documents relating to the Patent Rights and all legal equivalents as may be known or accessible to Assignor, and that Assignor, at Assignee's expense, will testify as to the same in any interference or litigation relating thereto and will promptly execute and deliver to Assignee or its legal representatives any and all papers, instruments or affidavits required to apply for, obtain, maintain, issue and enforce the Patent Rights and its equivalents in the United States of America or in any foreign country, which may be necessary or desirable to carry out the purposes thereof. Assignor authorizes Assignee to record this Assignment with the United States Patent and Trademark Office without any further consent or signature from Assignor.

            3. No Prior Transfer. Assignor hereby covenants that it has the full right to convey the interest assigned, and that no assignment, sale, agreement or encumbrance has been or will be made or entered into that would conflict with this Assignment.

            4. No Licenses. Except for proprietary information agreements with its own employees or consultants, and with the exception of standard end-user license agreements, there are no outstanding options, licenses, or agreements of any kind relating to the Patent Rights, nor is the Assignor bound by or a party to any options, licenses, or agreements of any kind with respect to the Patent Rights.

            5. No Infringement. The Assignor has not received any communications alleging, nor does the Assignor have reason to believe, that the use or exploitation of the Patent Rights has violated or would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, or other proprietary rights or processes of any other person or entity, and is not aware, based on reasonable investigation, of any reasonable basis therefor or threat thereof. The Assignor is not aware that any of its employees, agents, consultants or contractors is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use or exploitation of the Patent Rights. The Assignor is not aware of any violation or infringement by a third party of any of the Patent Rights.

            6. Absolute and Exclusive Assignment. This Assignment is absolute, exclusive and irrevocable.

            7. Successors and Assigns. This Assignment shall bind and inure to the benefit of the parties and their respective successors and assigns.

Masterset Fastening Systems, Inc., by:



------------------------------                 ---------------------------------
Brian Berry                                    Date
President



State of Indiana                    )
County of _____________________     ) ss:



On this _____________ day of ___________________, 20__ before me personally appeared Brian Berry to me personally known, and known to me to be the person who signed the foregoing assignment, and acknowledged the signing of same as his free act and deed.



-----------------------------
NOTARY PUBLIC

Seal


My Commission Expires:

                                                                       EXHIBIT C

                                   ASSIGNMENT

        WHEREAS, Masterset Fastening Systems, Inc., a corporation of the State of Indiana, having a place of business at 4130 North Englewood Drive, Indianapolis, Indiana 46226, a/k/a Masterset Corporation, and a/k/a/ Masterset Inc. (hereafter "MASTERSET") is the owner of United States Trademark Reg. Nos.:
1,687,553 granted May 19, 1992 for the trademark "MASTERSET and Design"; 1,695,772 granted June 23, 1992 for the trademark "MASTERSET and Design"; and 1,695,773 granted June 23, 1992 for the trademark "MASTERSET and Design" (collectively the "Registrations"); and is the owner of United States Trademark Application No. 75/557,337 filed September 23, 1998 for the trademark "TRU-SET and Design" ("Application"); and

        WHEREAS, Simpson Strong-Tie Company Inc., a corporation of the State of California, having a place of business at 4120 Dublin Blvd., Suite 400, Dublin, CA 94568 (hereinafter "SIMPSON") is desirous of acquiring all right and title to said Registrations and Application (collectively the "Marks").

        NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, MASTERSET does hereby assign unto SIMPSON all right, title and interest in and to the said Marks.

            8. Assignment of Mark. MASTERSET hereby sells, assigns, transfers and conveys to SIMPSON all right, title and interest MASTERSET may now have or ever has had in and to the Marks for any and all purposes, together with all good will of the business symbolized by the Marks and the trademark registrations corresponding to the Marks. The foregoing assignment of the Marks shall include without limitation (a) the right to register or renew the Marks in the United States and in any foreign country, (b) all right, title and interest of MASTERSET in any pending registration applications for the Marks, (c) the exclusive right to sell, assign, lease, license, use or otherwise transfer or exploit the Marks, and (d) the right to enforce, sue for and collect damages by reason of any past or future infringement or misuse of the Marks.

            9. Further Assurances. MASTERSET agrees to execute and deliver to SIMPSON any and all instruments or documents that may be necessary or convenient, and to provide all assistance reasonably requested by SIMPSON, to evidence, maintain, defend or enforce this Assignment as well as SIMPSON's right, title and interest in and to the Marks and to effect the assignment and transfer of the Marks to SIMPSON, including but not limited to the recordation of this Assignment with the United States Patent and Trademark Office.

            10. No Prior Transfers. MASTERSET represents and warrants that it has not previously assigned to any third party any right, title or interest in or to the Marks or the associated goodwill. MASTERSET acknowledges that it shall have no right to receive any royalty, fee or other share of income or revenue that may be received by SIMPSON from the use, sale, license, publication, distribution or any other transfer or exploitation of the Marks.

            11. No Licenses. Except for proprietary information agreements with its own employees or consultants, and with the exception of standard end-user license agreements, there are no outstanding options, licenses, or agreements of any kind relating to the Marks, nor is MASTERSET bound by or a party to any options, licenses, or agreements of any kind with respect to the Marks.

            12. No Infringement. MASTERSET has not received any communications alleging, nor does MASTERSET have reason to believe, that MASTERSET's use of the Marks has violated or would violate any of the trademarks, service marks, trade names, copyrights, or other proprietary rights of any other person or entity, and is not aware, based on reasonable investigation, of any reasonable basis therefor or threat thereof. MASTERSET is not aware of any violation or infringement by a third party of any of the Marks.

            13. Absolute and Exclusive Assignment. This Assignment is absolute, exclusive and irrevocable.

            14. Successors and Assigns. This Assignment shall bind and inure to the benefit of the parties and their respective successors and assigns.

Masterset Fastening Systems, Inc., by:



------------------------------                 ---------------------------------
Brian Berry                                    Date
President



State of Indiana                    )
County of _____________________     ) ss:

On this _____________ day of ___________________, 20__ before me personally appeared Brian Berry to me personally known, and known to me to be the person who signed the foregoing assignment, and acknowledged the signing of same as his free act and deed.



------------------------------
NOTARY PUBLIC

Seal



My Commission Expires:

                                                                       EXHIBIT D

               OPINION OF COUNSEL FOR SELLER AND THE SHAREHOLDERS

        Capitalized terms used and not otherwise defined herein have the meanings respectively ascribed to them in the Asset Purchase Agreement.

        (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Seller is duly qualified to conduct business and is in good standing as a foreign corporation under the laws of each jurisdiction where, by virtue of its business conducted therein, it is required to be so qualified, except where the failure to be so qualified will not have any material adverse effect on Seller or its business, assets or financial condition.

        (b) The authorized capital stock of Seller consists of 1,000 shares of common stock, of which 1,000 shares have been duly and validly issued in compliance with the securities laws of the State of Indiana and are outstanding, fully paid, nonassessable and free of preemptive and similar rights.

        (c) Seller has all necessary power, authority and capacity to carry on its business as now being conducted, to own its assets, to sell the Assets to Buyer as contemplated by the Agreement, to execute and deliver the Agreement, the Bill of Sale, the Patent Assignments and the Trademark Assignments (collectively, the "Transaction Documents") and all certificates, instruments and other documents contemplated thereby and to perform its obligations thereunder, and all necessary action and other proceedings, including obtaining all necessary waivers, approvals and consents from third parties and others, required to be taken by any or all of Seller and the Shareholders to authorize and carry out the Transaction Documents and the transactions thereunder have been duly and properly taken or obtained.

        (d) The Transaction Documents and the instruments and documents of transfer and conveyance of the Assets in connection therewith have been duly executed and delivered by Seller and the Shareholders party thereto, respectively, and constitute legal, valid and binding agreements of Seller and the Shareholders, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally and except for limitations imposed by general principles of equity on the availability of equitable remedies.

        (e) To the best of our knowledge and belief after reasonable inquiry, Seller has, and at the closing on the Closing Date Buyer will acquire, good and marketable title to all of the Assets, free and clear of all Liens, except Liens in favor of Buyer.

        (f) The execution and delivery by Seller and the Shareholders of the Transaction Documents, the performance by each of them of its or his respective obligations thereunder and its or his performance of, fulfillment of and compliance with all of the terms and conditions thereof, do not and will not conflict with, breach or result in a breach of, or constitute a default under, result in the creation of any Lien on any of its or his properties pursuant to, violate or result in a violation of any Lien, agreement, indenture or instrument known to us, or any law, statute, code, ordinance, rule, regulation, order, judgment or decree, to or by which any of Seller and the Shareholders is a party, is subject or is bound.

        (g) We do not know, after reasonable inquiry, of any litigation, proceeding or governmental investigation pending or threatened against or relating to Seller, any of the Assets or any of the transactions contemplated by the Transaction Documents or of any legal impediment to the continued operation and use of the Assets by Buyer in the ordinary course of business in the manner in which the Assets have heretofore been used by Seller.

        The opinions in the second sentence of paragraph (a), the opinion in paragraph (b) that the shares of Seller have been fully paid and the opinion in paragraph (g) are provided in reliance in part on an Officer's Certificate from Seller, a copy of which has been provided to Buyer.




                                      D-2